Exhibit 5.1

            [Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison]

                                                                December 3, 1999

MeriStar Hotels & Resorts, Inc.
1010 Wisconsin Avenue, N.W.
Washington, D.C.  20007

                         MeriStar Hotels & Resorts, Inc.
                       Registration Statement on Form S-8
                       ----------------------------------

Ladies and Gentlemen:

         In connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") filed by MeriStar Hotels & Resorts, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under it (the "Rules"), we have been requested to render our opinion as to the legality of the shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company to be registered under the Registration Statement. The shares to be registered under the Registration Statement consist of 2,000,000 shares (the "Shares") of Common Stock to be issued under the MeriStar Hotels & Resorts, Inc. Incentive Plan, as amended (the "Plan").

         In connection with this opinion, we have examined (i) an original, photocopy or conformed copy of the Registration Statement (including the exhibits to the Registration Statement), (ii) an original, photocopy or conformed copy of the Plan, (iii) the Restated Certificate of Incorporation and By-laws of the Company, each as amended to date, and (iv) records of certain of the Company's corporate proceedings. In addition, we have made those other examinations of law and fact as we have considered necessary in order to form a basis for our opinion. In our examination of documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic, reproduced or conformed copies, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.

         Based on the above, we are of the opinion that the Shares have been duly authorized for issuance and that the Shares, when issued and delivered by the Company and paid for in accordance with the terms and provisions of the Plan, will be validly issued, fully paid and nonassessable.

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         Our opinion is limited to the federal laws of the United States and the
General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws and the rules, regulations and orders under them, which are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required by the Act or the Rules.

                                    Very truly yours,


                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison
                                    --------------------------------------------
                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON

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